Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Reliance Steel & Aluminum Co.:

We consent to the use of our reports dated February 27, 2020, with respect to the consolidated balance sheets of Reliance Steel & Aluminum Co. and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement schedule II of valuation and qualifying accounts (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019,  incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated February 27, 2020 refers to a change in Reliance Steel & Aluminum Co.’s method of accounting for leases as of January 1, 2019 due to the adoption of the Accounting Standard Update (ASU) No. 2016-02, Leases (Topic 842) and all related amendments.

/s/ KPMG LLP

Los Angeles, California
July 28, 2020